Exhibit 99.1

Heska Corporation	Hayden IR:
John McMahon, Chief Financial Officer	Brett Maas, Managing Partner
970.619.3082	646.536.7331
investorrelations@heska.com	brett@haydenir.com

Heska Reports Third Quarter Results

•	16% growth in year over year core blood diagnostics instruments and consumables revenue

•	Gross margins up 210bps year over year to 43.1%

•	Records $3.8 million of operating income in the quarter, bringing full year operating income to $11.1 million, up 11% from first nine months of 2016

•	EPS of $0.40, bringing full year EPS to $1.45, up 49% from first nine months of 2016

•	Generates $6.3 million cash flow from operations through first nine months of 2017, more than triple that of first nine months of 2016

•	Announces new 7-year corporate agreement with PetVetCare Centers for over 100 hospitals

•	Launches new Element COAG analyzer and consumables product line

LOVELAND, CO, November 2, 2017 -- Heska Corporation (NASDAQ: HSKA - News; “Heska” or the “Company”), a provider of advanced veterinary diagnostic and specialty products, today reported financial results for its third quarter ended September 30, 2017. The Company posted third quarter revenue of $31.4 million compared to $33.4 million in the third quarter of 2016. Core blood diagnostics revenue rose 16%, offset by an expected 32% decline in revenue from Other Vaccines, Pharmaceuticals and Products segment and a 27% decline in digital imaging revenue.

On a year to date basis, revenue rose 6.2% to $96.1 million, as compared to $90.5 million through nine of months of 2016. Revenue from core blood diagnostics rose 23% in the first nine months of 2017 as compared to the same period in 2016.

Kevin Wilson, Heska’s Chief Executive Officer and President, commented, “We delivered 16% year-over-year growth in our blood diagnostics business, adding multi-year subscribers to our portfolio, and delivered higher gross profit margins and earnings per share that were in line with our expectations. Overall, revenue growth for the quarter was dampened by an expected drop in revenue from our Other Vaccines, Pharmaceuticals and Products segment, which had been far ahead of schedule after delivering 42% growth in the first half of the year. While we have seen slower than expected sales of our digital imaging products, we anticipate a good 4th quarter finish and a return to growth in imaging in 2018, backed by our largest imaging product release cycle in years, new imaging service contract revenues beginning this quarter from sales in 2012, and identified savings from our integration efforts through the third quarter."

Mr. Wilson added, “We remain confident in our long-term growth strategy. In a highly competitive environment, Heska continues to win and bolster its competitive advantage, as evidenced by this week’s announced win in over 100 PetVetCare Centers hospitals and by the launch of the new Element COAG analyzer, which represents an entirely new line for Heska. These announcements reinforce Heska’s position as a leader in our broadly growing and healthy veterinary healthcare space. While execution and timing of some items in the third quarter could have been better, our team remains confident in our growth prospects as we focus on closing out 2017 well and growing strongly in 2018. I look forward to updating investors on our upcoming release call about the details of the quarter, the status of our substantial product and business development initiatives and our plans for 2018 and beyond. I remain incredibly proud of the hard work of the Heska team, and confident in our current position and sustained success.”

Third Quarter Operating Performance
Core Companion Animal Health (“CCA”) segment revenue increased 1% in the third quarter of 2017 to $26.7 million, from $26.4 million in the third quarter of 2016, and increased 5.4% to $78.3 million on a year to date basis, as compared to $74.3 million in 2016. The main business of CCA, blood diagnostics instruments and consumables subscriptions, rose 16% in the period, which was offset by declines in smaller imaging and heartworm product lines. Coming off a first half year over year increase of 42%, as expected, Other Vaccines, Pharmaceuticals and Products (“OVP”) segment revenue decreased 32% in the third quarter of 2017 to $4.8 million, down from $7.0 million in the third quarter of 2016, bringing OVP year to date growth to 9.8% at $17.8 million on a year to date basis, as compared to $16.3 million in 2016. OVP is expected to finish 2017 with a mid to high single digit growth performance for the year.

Third quarter gross profit was $13.6 million, compared to $13.7 million in the prior year. Third quarter gross margin was 43.1%, 210 basis points better than the 41.0% posted in the third quarter of 2016. On a year to date basis, gross profit was $41.7 million, or 43.4%, a 10.2% increase over $37.8 million, or 41.8%. The increase in gross margin percentage in both periods was primarily driven by a positive trend of mix favoring higher margin and faster growing blood diagnostic sales that offset declines in other revenue streams with lower margins.

Operating income was $3.8 million for the third quarter of 2017, compared to $4.5 million in the third quarter of 2016. Operating income for the first nine months of 2017 was $11.1 million, an 11.1% increase over $10.0 million in the same period last year.

Net income attributable to Heska Corporation was $3.1 million, or $0.40 per diluted share, in the third quarter of 2017, compared to $3.3 million, or $0.45 per diluted share, in the third quarter of 2016. For the first nine months of 2017, net income attributable to Heska Corporation rose 56.2% to $11.0 million, or $1.45 per diluted share, as compared to $7.1 million, or $0.97 per diluted share, in the same period of 2016.

Cash flow from operations was $0.9 million in the third quarter of 2017 and $6.3 million for the first nine months of 2017, up 232% as compared to $1.9 million in the first nine months of 2016.
Income Taxes
The Company’s effective income tax rate was 18.5% for the third quarter of 2017. The effective tax rate for this quarter included a partial valuation allowance of $1.3 million to offset, in part, a portion of ASU 2016-09 stock compensation related tax benefits which could affect the Company's ability to use some of its deferred tax assets in the future. Management will continue to monitor these tax related items.

Future Outlook
Based on current forecasts, management’s updated full year outlook for revenue is $137-139 million, representing full-year growth of 5-7% compared to 2016 and compared to prior guidance of $140-144 million. This outlook includes impacts from third quarter imaging revenue softness ahead of major new product launches on November 17th which may cause some shipments to occur in 2018 and delay into the first half of 2018 growth in heartworm testing revenue expected from the upcoming launch of a higher margin, more competitively priced reformulated heartworm test, which was until recently anticipated in late 2017. Imaging and heartworm product lines are expected to return to growth in 2018.

Management is increasing the guidance for diluted earnings per share. The Company now expects diluted earnings per share of $2.02 to $2.06, compared to prior guidance of $2.00 to $2.05 and up at least 41% compared to the $1.43 in diluted earnings per share recorded in 2016, supported in part by higher gross margins on a larger mix of revenue from core blood diagnostics instruments and consumables.

Investor Conference Call
Management will conduct a conference call on November 2, 2017 at 9 a.m. MDT (11 a.m. EDT) to discuss the third quarter 2017 financial results. To participate, dial 1-877-718-5106 (domestic) or 1-719-325-4747 (international) and reference conference call access number 8739825. The conference call will also be broadcast live over the Internet at www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, and download and install any necessary audio software. Telephone replays of the conference call will be available for playback through November 9, 2017. The telephone replay may be accessed by dialing 1- 844-512-2921 (domestic) or 1-412-317-6671 (international). The replay access number is 8739825. The webcast will also be archived on www.heska.com for 90 days.

About Heska
Heska Corporation (NASDAQ: HSKA - News) sells advanced veterinary diagnostic and specialty products. Heska's state-of-the-art offerings include blood testing instruments and supplies, digital imaging products, software and services, vaccines, local and cloud-based data services, allergy testing and immunotherapy, and single-use offerings such as in-clinic diagnostic tests and heartworm preventive products. The Company’s core focus is on supporting veterinarians in the canine and feline healthcare space. For further information on Heska and its products, visit www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska's future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes, including financial results and perceived customer behavior. Factors that could affect the business and financial results of Heska generally include, but are not limited to, the following: risks related to reliance on third parties to develop and manufacture products for Heska; risks related to the commercialization of new products; uncertainties related to attempts to expand into international markets, including, but not limited to, uncertainties related to timing, profitability and currency effects; uncertainties related to Heska's ability to measure and predict trends in the veterinary market; uncertainties related to Heska's ability to measure and predict the effectiveness of commercial relationships; uncertainties related to the future impact of recent business development activity; risks related to Heska's reliance on third-party suppliers, which is substantial; competition; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Quarterly Report on Form 10-Q for the period ended June 30, 2017.

Financial Table Follows:

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Core companion animal health	$26,670	$26,386	$78,299	$74,284
Other vaccines, pharmaceuticals and products	4,758	7,044	17,847	16,257
Total revenue, net	31,428	33,430	96,146	90,541

Cost of revenue	17,875	19,712	54,455	52,699

Gross profit	13,553	13,718	41,691	37,842

Operating expenses:
Selling and marketing	5,815	5,490	17,908	16,495
Research and development	601	507	1,576	1,605
General and administrative	3,359	3,229	11,081	9,724
Total operating expenses	9,775	9,226	30,565	27,824
Operating income	3,778	4,492	11,126	10,018
Interest and other expense (income), net	(6)	14	(186)	(85)
Income before income taxes	3,784	4,478	11,312	10,103
Income tax expense:
Current income tax expense	8	123	25	284
Deferred income tax expense	693	1,012	762	2,287
Total income tax expense	701	1,135	787	2,571

Net income	3,083	3,343	10,525	7,532
Net income (loss) attributable to non-controlling interest	—	(4)	(498)	477
Net income attributable to Heska Corporation	$3,083	$3,347	$11,023	$7,055

Basic earnings per share attributable to Heska Corporation	$0.43	$0.49	$1.58	$1.05
Diluted earnings per share attributable to Heska Corporation	$0.40	$0.45	$1.45	$0.97

Weighted average outstanding shares used to compute basic earnings per share attributable to Heska Corporation	7,139	6,871	6,985	6,727
Weighted average outstanding shares used to compute diluted earnings per share attributable to Heska Corporation	7,668	7,454	7,580	7,299

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2017	2016*
	UNAUDITED
ASSETS

Current Assets:
Cash and cash equivalents	$7,423	$10,794
Accounts receivable, net of allowance for doubtful accounts of $196 and $237, respectively	13,492	20,857
Due from – related parties	22	100
Inventories, net	30,013	20,395
Other current assets	6,022	3,127
Total current assets	56,972	55,273

Property and equipment, net	16,147	16,581

Goodwill	26,688	26,647
Other intangible assets, net	2,055	2,346
Deferred tax asset, net	20,299	21,122
Other non-current assets	13,485	8,875
Total assets	$135,646	$130,844

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$10,374	$7,154
Accrued liabilities	4,649	6,469
Current portion of deferred revenue	3,466	3,439
Obligation to purchase minority interest	—	14,602
Line of credit and other short-term borrowings	6,313	750
Total current liabilities	24,802	32,414
Long-term liabilities	9,817	11,455
Total liabilities	34,619	43,869

Stockholders' equity	101,027	86,975
Total liabilities and stockholders' equity	$135,646	$130,844

* December 31, 2016 amounts are derived from the December 31, 2016 audited Consolidated Financial Statements